Exhibit 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango adds New Director

April 10, 2012 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE Amex: MCF) announced today that Brad Juneau has joined the Company’s Board of Directors and the Company has entered into an Advisory Agreement with Juneau Exploration, L.P. (“JEX”), whereby JEX will advise Contango’s staff on operational matters including drilling, completions, production and accounting. JEX and its seven employees, including Mr. Juneau, will continue to generate offshore and onshore prospects for the Company.

The Advisory Agreement also changes the variable overhead reimbursement to a fixed amount per month. Instead of a prospect generation fee of $250,000 per prospect generated, Contango will now pay a monthly fee of approximately $167,000.

Kenneth R. Peak, Contango’s Chairman and Chief Executive Officer, said, “Our decision to restructure our arrangement with JEX was driven by several “new realities” in our industry:

•	Sub $3.00 natural gas has opened up a wide array of both onshore and offshore interesting opportunities.

•	Hands-on operations expertise will play a more prominent role in our ability to capture value.

•	Our “turn-key exploration model” for the offshore is changing.

“The soaring increases in natural gas reserves and production as a result of shale plays are having profound effects on our industry, and indeed our nation. Our strong balance sheet and profitability are presenting us with opportunities that require immediate evaluation and understanding across a variety of basins and operating environments. Simultaneously, and paradoxically, the industry-wide move to onshore shale plays has opened up more acreage and less competition in the offshore Gulf of Mexico than at any time in my career.

“We believe the offshore Gulf of Mexico is one of the lowest cost exploration basins in the world and it will continue to be the core of our exploration model. The regulatory “after effects” of the Macondo Spill, however, have altered our ability to outsource, and as a result we will need to grow our operations and accounting staff over the next year. Speaking as the Contango’s largest shareholder, I am ecstatic that Brad Juneau will lead the Company through the “new realities.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties onshore and offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com